AMENDED AND RESTATED
BYLAWS
OF
OWENS & MINOR, INC.

ARTICLE I

Meetings of Shareholders

1.1    Places of Meetings. All meetings of the shareholders shall be held at such place either within or without the Commonwealth of Virginia, or at no physical place but solely by means of remote communication, in each case as from time to time may be fixed by the Board of Directors.
1.2    Annual Meetings. The annual meeting of the shareholders, for the election of Directors and transaction of such other business as may come before the meeting, shall be held on such business day that is not earlier than the first day of March and not later than the last day of May, or at such other time, as shall be fixed by the Board of Directors.
1.3    Special Meetings. A special meeting of the shareholders for any purpose or purposes may be called at any time by the Chair of the Board, the Chief Executive Officer, or by a majority of the Board of Directors. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.
1.4    Notice of Meetings. Written or printed notice stating the place (if applicable), the means of remote communication (if applicable), the day and hour of every meeting of the shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting to each shareholder of record entitled to vote at such meeting in any manner permitted by the Virginia Stock Corporation Act, including by electronic transmission (as defined therein). Such further notice shall be given as may be required by law, but meetings may be held without notice if all the shareholders entitled to vote at the meeting are present in person or by proxy or if notice is waived in writing by those not present, either before or after the meeting.
1.5    Quorum. Any number of shareholders together holding at least a majority of the outstanding shares of capital stock entitled to vote with respect to the business to be transacted, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by the Chair of the meeting or by a majority of the shareholders present or represented by proxy without notice other than by announcement at the meeting.
1.6    Voting. At any meeting of the shareholders each shareholder of a class entitled to vote on any matter coming before the meeting shall, as to such matter, have one vote, in person or by proxy, for each share of capital stock of such class standing in his name on the books of the Corporation on the date, not more than seventy days prior to such meeting, fixed by the Board of Directors as the record date for the purpose of determining shareholders entitled to vote. Every proxy shall be executed in writing or by any means permitted by the Virginia Stock Corporation Act or other applicable law. In each case, such proxy must be authorized by the shareholder or by the shareholder’s duly authorized officer, director, employee, agent or attorney-in-fact.
1.7    Inspectors. An appropriate number of inspectors for any meeting of shareholders may be appointed by the Chair of such meeting. Inspectors so appointed will open and close the polls, will receive and take charge of proxies and ballots, and will decide all questions as to the qualifications of voters, validity of proxies and ballots, and the number of votes properly cast.
1.8    Nomination by Shareholders. Subject to any rights of holders of shares of the Preferred Stock of the Corporation, if any, nominations for the election of directors shall be made (i) by the Board of Directors, (ii) pursuant to Section 1.10, or (iii) by any shareholder who is entitled to vote in the election of directors. However, any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors only at an annual meeting and if written notice of such shareholders’ intent to make such nomination or nominations has been given, either by personal delivery or by United States registered or certified mail, postage prepaid, to the Secretary of the Corporation not later than 120 days before the anniversary of the date of the Corporation’s immediately preceding annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting or the fact that an annual meeting is held after the anniversary of the preceding annual meeting commence a new time period for the giving of a shareholder’s notice as described above. Each notice shall set forth (i) the name and address of record of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated, (ii) the class and number of shares of the Corporation that are owned by the shareholder and such beneficial owners, (iii) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a description of all arrangements, understandings or relationships between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (v) a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of the Corporation, (vi) a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing, (vii) a representation that the shareholder will notify the Corporation in writing of any changes to the information provided pursuant to clauses (iii), (v) and (vi) above that are in effect as of the record date for the relevant meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, and (viii) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to applicable laws, had the nominee been nominated, or intended to be nominated, by the Board of Directors, and shall include a consent signed by each such nominee to serve as a director of the Corporation if so elected. In the event that a shareholder attempts to nominate any person without complying with the procedures set forth in this Section 1.8, such person shall not be nominated and shall not stand for election at such meeting. The Chair of the Board of Directors shall have the power and duty to determine whether a nomination proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.8 and, if any proposed nomination is not in compliance with this Section 1.8, to declare that such defective proposal shall be disregarded.
1.9    Business Proposed by a Shareholder. To be properly brought before a meeting of shareholders, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before an annual meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be given, either by personal delivery or by United States registered or certified mail, postage prepaid, to the Secretary of the Corporation not later than 120 days before the anniversary of the date of the Corporation’s immediately preceding annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting or the fact that an annual meeting is held after the anniversary of the preceding annual meeting commence a new time period for the giving of a shareholder’s notice as described above. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the meeting with respect to such business, and the reasons for conducting such business at the meeting, (ii) the name and address of record of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of the Corporation that are owned by the shareholder and such beneficial owner, (iv) any material interest of the shareholder and such beneficial owner, in such business, (v) a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the proposal is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the proposal is made with respect to, shares of stock of the Corporation, (vi) a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such business between or among the shareholder or any other person on whose behalf the proposal is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing, and (vii) a representation that the shareholder will notify the Corporation in writing of any changes to the information provided pursuant to clauses (iii), (v) and (vi) above that are in effect as of the record date for the relevant meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed. In the event that a shareholder attempts to bring business before a meeting without complying with the procedures set forth in this Section 1.9, such business shall not be transacted at such meeting. The Chair of the Board of Directors shall have the power and duty to determine whether any proposal to bring business before the meeting was made in accordance with the procedures set forth in this Section 1.9 and, if any business is not proposed in compliance with this Section 1.9, to declare that such defective proposal shall be disregarded and that such proposed business shall not be transacted at such meeting.
1.10    Proxy Access for Board of Director Nominees.
(a)    The Corporation shall include in its proxy statement for any annual meeting the name, together with the Required Information (as defined below), of any person nominated for election to the Board of Directors (a “Shareholder Nominee”) identified in a timely notice (the “Shareholder Notice”) that satisfies this Section 1.10 delivered to the principal office of the Corporation, addressed to the

Secretary of the Corporation, by one or more shareholders who at the time the request is delivered satisfy the ownership and other requirements of this Section 1.10 (such shareholder or shareholders, and any director, executive officer or general partner of such shareholder or any such affiliate or person with which such shareholder is acting in concert with such shareholder or shareholders, the “Eligible Shareholder”), and who expressly elects to have its nominee included in the Corporation’s proxy statement pursuant to this Section 1.10. To be timely for purposes of this Section 1.10, the Shareholder Notice must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the anniversary date of the immediately preceding mailing date for the notice of annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting or the fact that an annual meeting is held after the anniversary of the preceding annual meeting commence a new time period for the giving of a Shareholder Notice.
(b)    For purposes of this Section 1.10, the “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that, as determined by the Corporation, is required to be disclosed in a proxy statement filed pursuant to the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”), (ii) the Nominee Statement (as defined below) for each Shareholder Nominee to be included in the proxy statement of the Corporation, and (iii) if the Eligible Shareholder so elects, a “Shareholder Statement” (as defined below).
(c)    The maximum number of Shareholder Nominees that may be included in the Corporation’s proxy statement pursuant to this Section 1.10 shall not exceed the greater of two or 20% of the number of directors in office as of the last day on which a Shareholder Notice may be delivered pursuant to this Section 1.10 with respect to the annual meeting, or if such calculation does not result in a whole number, the closest whole number below 20%; provided, however, that this maximum number shall be reduced by (i) any Shareholder Nominee whose name was submitted for inclusion in the Corporation’s proxy statement pursuant to this Section 1.10 but is either subsequently withdrawn or that the Board of Directors (including any authorized committee of the Board of Directors) decides to nominate for election to the Board of Directors (a “Board Nominee”), (ii) any director candidate who had been a Shareholder Nominee at any of the preceding two annual meetings and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors (including any authorized committee of the Board of Directors), (iii) any director candidate for which the Corporation shall have received one or more valid shareholder notices (whether or not subsequently withdrawn) nominating director candidates pursuant to Section 1.8, other than any such director referred to in this clause (iii) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors (including any authorized committee of the Board of Directors), for at least two annual terms, but only to the extent the maximum number after such reduction with respect to this clause (iii) equals or exceeds one, and (iv) any director candidate who will be included in the Corporation’s proxy statement with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of shares of capital stock of the Corporation, by such shareholder or group of shareholders, from the Corporation), other than any such director referred to in this clause (iv) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors (including any authorized committee of the Board of Directors), for at least two annual terms, but only to the extent the maximum number after such reduction with respect to this clause (iv) equals or exceeds one. In the event that one or more vacancies for any reason occurs after the deadline in this Section 1.10 for delivery of the Shareholder Notice but before the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Shareholder Nominees shall be calculated based on the number of directors in office as so reduced. Following the determination of which Shareholder Nominees shall be included in the Corporation’s proxy statement, if any Shareholder Nominee who satisfies the eligibility requirements in this Section 1.10 is thereafter (x) nominated by the Board of Directors (including any authorized committee of the Board of Directors), (y) not included in the Corporation’s proxy statement, or (z) not submitted for director election for any reason (including the Eligible Shareholder’s or Shareholder Nominee’s failure to comply with this Section 1.10), no other nominee or nominees shall be included in the Corporation’s proxy statement or otherwise submitted for director election in substitution thereof.
(d)    An Eligible Shareholder must have “owned” (as defined below) 3% or more of the outstanding shares of the Corporation’s stock eligible to vote in the election of directors continuously for at least three years (the “Required Shares”) as of both the date the Shareholder Notice is delivered to the Corporation and the record date for determining shareholders entitled to vote at the annual meeting and must continue to own the Required Shares through the annual meeting. For purposes of satisfying the foregoing ownership requirement under this Section 1.10, (i) the shares of stock of the Corporation owned by one or more shareholders, or by the person or persons who own shares of the Corporation’s stock and on whose behalf any shareholder is acting, may be aggregated; provided that the number of shareholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed 20; and further provided that the group of shareholders shall have provided to the Secretary of the Corporation as a part of providing the Shareholder Notice a written agreement executed by each of its members designating one of the members as the exclusive member to interact with the Corporation for purposes of this Section 1.10 on behalf of all members, and (ii) two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one shareholder or beneficial owner. No shares of stock of the Corporation may be attributed to more than one group constituting an Eligible Shareholder. Within the time period specified for providing the Shareholder Notice, an Eligible Shareholder must provide the following information in writing to the Secretary of the Corporation:
(i)    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Shareholder Notice is delivered to or mailed and received by the Corporation, the Eligible Shareholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date;
(ii)    the written consent of each Shareholder Nominee to be named in the proxy statement as a nominee and to serve as a director if elected;
(iii)    a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(iv)    a representation that the Eligible Shareholder:

(1)    acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;
(2)    has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 1.10;
(3)    has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting, other than its Shareholder Nominee(s) or a Board Nominee;
(4)    will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Corporation;
(5)    will continue to own the Required Shares through the annual meeting; and
(6)    will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(v)    an undertaking that the Eligible Shareholder agrees to:
(1)    assume all liability arising from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the Corporation’s shareholders or out of the information that the Eligible Shareholder provided to the Corporation;
(2)    indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 1.10;
(3)    file with the SEC all soliciting and other materials as required under Section 1.10;
(4)    comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the annual meeting;
(5)    immediately notify the Corporation if it ceases to own any of the Required Shares prior to the date of the applicable annual meeting;
and
(6)    promptly provide the Corporation (but in any case within five business days after such request) such additional information as is necessary or reasonably requested by the Corporation;

(vi)    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Eligible Shareholder and its affiliates and associates, or others acting in concert therewith, on the one hand, and each Shareholder Nominee, and each Shareholder Nominee’s respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K if the Eligible Shareholder making the nomination or on whose behalf the nomination is made, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for the purposes of Item 404 and the Shareholder Nominee were a director or executive officer of such registrant;
(e)    For purposes of this Section 1.10, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of the Corporation’s stock as to which a shareholder who is the Eligible Shareholder or is included in the group that constitutes the Eligible Shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by or on behalf of such shareholder in any transaction that has not been settled or closed, (B) borrowed by or on behalf of such shareholder for any purpose or purchased by such shareholder pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by or on behalf of such shareholder, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such shareholder’s full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the shareholder; provided that (i) such person revokes such delegation within five business days of being notified that its Shareholder Nominee will be included in the Corporation’s proxy statement for the relevant annual meeting and (ii) such person holds the revoked shares through the annual meeting. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has loaned such shares; provided, that (i) the shareholder both has the power to recall such loaned shares on five business days’ notice and recalls the loaned shares promptly upon being notified that its Shareholder Nominee will be included in the Corporation’s proxy materials for the relevant annual meeting and (ii) the shareholder holds the recalled shares though the annual meeting. For purposes of this Section 1.10, the terms “owned”, “owning” and other variations of the word “own” shall have correlative meanings.
(f)    The Eligible Shareholder may provide to the Secretary of the Corporation, within the time period specified for providing the Shareholder Notice, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Shareholder Statement”). Notwithstanding anything to the contrary contained in this Section 1.10, the Corporation may omit from its proxy materials any information or statement that it believes would violate any applicable law, rule, regulation or listing standard.

(g)    The Corporation shall not be required to include, pursuant to this Section 1.10, a Shareholder Nominee in its proxy materials:
(i)    if the Eligible Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been, or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual to the Board of Directors at the annual meeting other than its Shareholder Nominee(s) or a Board Nominee;
(ii)    who is not independent under the listing standards of the principal exchange upon which the Corporation’s stock is traded, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, as determined by the Board of Directors, or who is not a “non-employee director” under Rule 16b-3 under the Exchange Act;
(iii)    whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Corporation’s Articles of Incorporation, the listing standards of the principal exchange upon which the Corporation’s stock is traded, or any applicable state or federal law, rule or regulation;
(iv)    who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;
(v)    who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years;
(vi)    who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;
(vii)    if such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Corporation in respect of such nomination that was not true or correct in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors;
(viii)    if the Eligible Shareholder who has nominated such Shareholder Nominee has filed a Schedule 13D with the SEC with respect to the Corporation within the past year; or
(ix)    if the Eligible Shareholder or applicable Shareholder Nominee otherwise breaches any of its or their obligations, agreements or representations under this Section 1.10.
(h)    Notwithstanding anything to the contrary set forth herein, the chair of the annual meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if the Shareholder Nominee(s) and/or the applicable Eligible Shareholder shall have breached its or their obligations, agreements or representations under this Section 1.10, as determined by the Board of Directors or the chair of the annual meeting.

(i)    The Eligible Shareholder shall file with the SEC any solicitation communication with the Corporation’s shareholders relating to the annual meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act, or whether any exemption from filing is available for such solicitation communication under Regulation 14A of the Exchange Act.
(j)    No person may be a member of more than one group of persons constituting an Eligible Shareholder under this Section 1.10.
(k)    Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of the Shareholder Nominee’s election, shall be ineligible to be a Shareholder Nominee pursuant to this Section 1.10 for the next two annual meetings following the annual meeting for which the Shareholder Nominee has been nominated for election.
(l)    The Shareholder Nominee must provide to the Secretary of the Corporation, within the time period specified for providing the Shareholder Notice, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting (the “Nominee Statement”), disclosing whether or not such Shareholder Nominee is or will become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or other material monetary agreements, arrangements or understandings in connection with service or action as a Shareholder Nominee or director. Such Nominee Statement must also include a representation that if such Shareholder Nominee is elected as a director of the Corporation, such Shareholder Nominee will not agree or accept any increase in the amount or scope, as applicable, of any such compensation, reimbursement or indemnification and that they would be in compliance with applicable law and the Corporation’s corporate governance guidelines and other policies applicable to directors generally. Such Nominee Statement must further include a representation that such Shareholder Nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a director, will act or vote on any matter, which such agreement, arrangement, or understanding has not been disclosed to the Corporation.
(m)    At the request of the Corporation, the Shareholder Nominee must promptly, but in any event within five business days of such request, submit all completed and signed questionnaires required of the Corporation’s directors and officers. The Corporation may request such additional information (i) as may be reasonably necessary to permit the Board of Directors or any committee thereof to determine if a Shareholder Nominee is independent under the listing standards of the principal exchange upon which the Corporation’s stock is traded, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors and otherwise to determine the eligibility of each Shareholder Nominee to service as a director of the Corporation, or (ii) that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of each Shareholder Nominee. Notwithstanding anything to the contrary contained in this Section 1.10, the Corporation may omit from its proxy materials any information or statement that it believes would violate any applicable law, rule, regulation or listing standard.
(n)    Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law or otherwise determined by the chair of the annual meeting or by the Board of Directors,

if (i) the Eligible Shareholder, or (ii) a qualified representative of the Eligible Shareholder does not appear at the annual meeting to present its Shareholder Nominee(s), such nomination or nominations shall be disregarded and no vote shall be taken with respect to such Shareholder Nominee(s), notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.10, to be considered a qualified representative of the Eligible Shareholder, a person must be a duly authorized officer, manager or partner of such Eligible Shareholder or must be authorized by a writing executed by such Eligible Shareholder or an electronic transmission delivered by such Eligible Shareholder to act for such Eligible Shareholder as proxy at the annual meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting.
(o)    Except as otherwise provided by law, and notwithstanding any other provision of these Bylaws, each of the Chair of the Board of Directors, the Board of Directors (including any authorized committee of the Board of Directors), or the chair of the meeting shall have the power and authority to interpret this Section 1.10 and to make any and all determinations necessary or advisable to apply this Section 1.10 to any persons, facts, or circumstances, in each case acting in good faith. For purposes of applying the requirements of this Section 1.10, the number of Required Shares required to be owned by any person or persons during any time period shall be adjusted, in the manner determined by the Board of Directors (including any authorized committee thereof) or by the Secretary of the Corporation, to account for any stock dividend, stock split, subdivision, combination, reclassification, or recapitalization of shares of the Corporation. This Section 1.10 shall be the exclusive method for shareholders to include nominees for director elections in the Corporation’s proxy statement.
ARTICLE II

Directors
2.1    General Powers. The property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors, and, except as otherwise expressly provided by law, the Articles of Incorporation or these Bylaws, all of the powers of the Corporation shall be vested in such Board.
2.2    Number of Directors. The number of Directors constituting the Board of Directors shall be nine (9).
2.3    Election and Removal of Directors; Quorum.
(a)    Directors shall be elected at each annual meeting to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified, or their earlier resignation or removal.
(b)    Each Director shall be elected by the vote of the majority of the votes cast with respect to the nominee at any meeting for the election of Directors at which a quorum is present; provided, however, that if, as determined by the Secretary of the Corporation, on the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the shareholders, the number of nominees exceeds the number of directors to be elected, the Directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section 2.3(b), a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election.

(c)    Any Director may be removed from office at a meeting called expressly for that purpose by the vote of shareholders holding not less than a majority of the shares entitled to vote at an election of Directors.
(d)    Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of the majority of the remaining Directors though less than a quorum of the Board, and the term of office of any Director so elected shall expire at the next shareholders' meeting at which directors are elected.
(e)    A majority of the number of Directors fixed by these Bylaws shall constitute a quorum for the transaction of business. The act of a majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Less than a quorum may adjourn any meeting.
2.4    Meetings of Directors. An annual meeting of the Board of Directors shall be held as soon as practicable after the adjournment of the annual meeting of shareholders at such place as the Board may designate. Other meetings of the Board of Directors shall be held at places within or without the Commonwealth of Virginia and at times fixed by resolution of the Board, or upon call of the Chair of the Board, the Chief Executive Officer or a majority of the Directors. The Secretary or officer performing the Secretary's duties shall give not less than twenty-four hours' notice by letter, electronic transmission (as defined in the Virginia Stock Corporation Act) or telephone (or in person) of all meetings of the Board of Directors, provided that notice need not be given of the annual meeting or of regular meetings held at times and places fixed by resolution of the Board. Meetings may be held at any time without notice if all of the Directors are present, or if those not present waive notice in writing either before or after the meeting. The notice of meetings of the Board need not state the purpose of the meeting.
2.5    Chair of the Board. The Board of Directors shall appoint from among its members a Chair of the Board. The Chair of the Board shall, when present, preside over meetings of the Board of Directors and meetings of the shareholders, and shall have such other duties and authority as may be prescribed from time to time by the Board of Directors or as are provided for elsewhere in these Bylaws.
2.6    Compensation. By resolution of the Board, Directors who are not employed by the Corporation may receive reasonable Directors’ fees in the form of cash and/or equity based awards including additional amounts paid to chairs of committees and to members of committees that meet more frequently or for longer periods of time.
2.7    Eligibility for Service as a Director. No person shall be appointed or be eligible for election to the Board of Directors of the Corporation if such person, at the time of the prospective appointment or election, is more than 72 years of age. Notwithstanding the preceding, on an exceptional basis, the Board of Directors, by resolution adopted by a majority of the number of Directors fixed by these Bylaws, may allow a Director to continue to serve past age 72 for a limited time.
2.8    Director Emeritus. The Board of Directors may from time to time elect one or more former directors as Directors Emeriti. Election as a Director Emeritus shall be in recognition of contributions during his or her tenure on the Board of Directors and in appreciation for loyal and dedicated service. A Director Emeritus shall be elected for a term expiring on the date of the next annual meeting of the Board and will be recognized at the annual meeting. A Director Emeritus is an honorary non-compensated position and not considered a “Director” for the purposes of these Bylaws or for any other purpose, including Section 16 under the Exchange Act. Therefore, Director Emeriti may attend Board meetings and participate in other Board events only at the invitation of the Chair.
ARTICLE III

Committees
3.1    Executive Committee. The Board of Directors, by resolution adopted by a majority of the number of Directors fixed by these Bylaws, may elect an Executive Committee which shall consist of not less than three Directors, including the Chief Executive Officer (if the Chief Executive Officer is also a Director). When the Board of Directors is not in session, the Executive Committee shall have all power vested in the Board of Directors by law, by the Articles of Incorporation, or by these Bylaws, provided that the Executive Committee shall not have power to (i) approve or recommend to shareholders action that the Virginia Stock Corporation Act requires to be approved by shareholders; (ii) fill vacancies on the Board or on any of its committees; (iii) amend the Articles of Incorporation pursuant to §13.1-706 of the Virginia Stock Corporation Act; (iv) adopt, amend, or repeal the Bylaws; (v) approve a plan of merger not requiring shareholder approval; (vi) authorize or approve a distribution, except according to a general formula or method prescribed by the Board of Directors; or (vii) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, other than within limits specifically prescribed by the Board of Directors. The Executive Committee shall report at the next regular or special meeting of the Board of Directors all action that the Executive Committee may have taken on behalf of the Board since the last regular or special meeting of the Board of Directors.
3.2    Other Committees. The Board of Directors, by resolution adopted by a majority of the number of Directors fixed by these Bylaws, may establish such other standing or special committees of the Board as it may deem advisable, consisting of not less than two Directors; and the members, terms and authority of such committees shall be as set forth in the resolutions establishing the same.
3.3    Meetings. Regular and special meetings of any Committee established pursuant to this Article may be called and held subject to the same requirements with respect to time, place and notice as are specified in these Bylaws for regular and special meetings of the Board of Directors.
3.4    Quorum and Manner of Acting. A majority of the number of members of any Committee shall constitute a quorum for the transaction of business at such meeting. The action of a majority of those members present at a Committee meeting at which a quorum is present shall constitute the act of the Committee.
3.5    Term of Office. Members of any Committee shall be elected as above provided and shall hold office until their successors are elected by the Board of Directors or until such Committee is dissolved by the Board of Directors.
3.6    Resignation and Removal. Any member of a Committee may resign at any time by giving written notice of his intention to do so to the Chief Executive Officer or the Secretary of the Corporation, or may be removed, with or without cause, at any time by such vote of the Board of Directors as would suffice for his election.
3.7    Vacancies. Any vacancy occurring in a Committee resulting from any cause whatever may be filled by a majority of the number of Directors fixed by these Bylaws.

ARTICLE IV

Officers
4.1    Election of Officers: Terms. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Chief Financial Officer and a Secretary. Other officers, including one or more Vice Presidents (whose seniority and titles, including Executive Vice Presidents and Senior Vice Presidents, may be specified by the Board of Directors), and assistant and subordinate officers, may from time to time be elected by the Board of Directors. All officers shall hold office until the next annual meeting of the Board of Directors and until their successors are elected. Any two or more offices may be combined in and held by the same person, as the Board of Directors may determine.
4.2    Removal of Officers: Vacancies. Any officer of the Corporation may be removed summarily with or without cause, at any time, by the Board of Directors. Vacancies may be filled by the Board of Directors.
4.3    Duties. The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are prescribed by law or are hereinafter provided or as from time to time shall be conferred by the Board of Directors. The Board of Directors may require any officer to give such bond for the faithful performance of his duties as the Board may see fit.
4.4    Duties of the Chief Executive Officer. Subject to the direction and control of the Board of Directors, the Chief Executive Officer shall supervise and control the management of the Corporation, shall be primarily responsible for the implementation of policies of the Board of Directors and shall have such duties and authority as are normally incident to the position of chief executive officer of a corporation and such other duties and authority as may be prescribed from time to time by the Board of Directors or as are provided elsewhere in these Bylaws. The Chief Executive Officer may sign and execute in the name of the Corporation share certificates, deeds, mortgages, bonds, contracts or other instruments except in cases where the signing and execution thereof shall be expressly delegated by these Bylaws to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed by some other officer of the Corporation.
4.5    Duties of the President. Subject to the direction and control of the Board of Directors and the Chief Executive Officer (if the President is not also the Chief Executive Officer), the President shall supervise and control the operations of the Corporation and shall have such other duties as may be prescribed from time to time by the Board of Directors or the Chief Executive Officer (if the President is not also the Chief Executive Officer) or as are provided elsewhere in these Bylaws. The President may sign and execute in the name of the Corporation share certificates, deeds, mortgages, bonds, contracts or other instruments except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or the Chief Executive Officer to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed by some other officer of the Corporation.
4.6    Duties of the Vice Presidents. Each Vice President (which term includes any Senior Executive Vice President, Executive Vice President and Senior Vice President), if any, shall have such powers and duties as may from time to time be assigned to him by the Chief Executive Officer or the Board of Directors. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, except where the signing and execution of such documents shall be expressly delegated by the Board of Directors or the

Chief Executive Officer to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed by some other officer of the Corporation.
4.7    Duties of the Chief Financial Officer. The Chief Financial Officer shall (i) be the chief financial officer of the Corporation and have responsibility for all financial affairs of the Corporation, (ii) negotiate the terms of and procure capital required by the Corporation, (iii) be responsible for maintaining adequate financial accounts and records in accordance with generally accepted accounting principles and applicable laws and regulations, (iv) be responsible for the Corporation’s internal control over financial reporting, (v) have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, (vi) deposit all monies and securities of the Corporation in such banks and depositories as shall be designated by the Board of Directors, and (vii) otherwise perform all duties incident to the office of Chief Financial Officer and such other duties as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer. The Chief Financial Officer may sign and execute in the name of the Corporation share certificates, deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed by some other officer of the Corporation.
4.8    Duties of the Secretary. The Secretary shall act as secretary of all meetings of the Board of Directors and shareholders of the Corporation. When requested, the Secretary shall also act as secretary of the meetings of the committees of the Board. The Secretary (i) shall keep and preserve the minutes of all such meetings in permanent books; (ii) shall see that all notices required to be given by the Corporation are duly given and served; (iii) shall have custody of the seal of the Corporation and shall affix the seal or cause it to be affixed by facsimile or otherwise to all share certificates of the Corporation and to all documents the execution of which on behalf of the Corporation under its corporate seal is required in accordance with law or the provisions of these Bylaws; (iv) shall have custody of all deeds, leases, contracts and other important corporate documents; (v) shall have charge of the books, records and papers of the Corporation relating to its organization and management as a Corporation; (vi) shall see that all reports, statements and other documents required by law (except tax returns) are properly filed; and (vii) shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer. The Secretary may sign and execute in the name of the Corporation share certificates, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed by some other officer of the Corporation.
4.9    Compensation. The Board of Directors shall have authority to fix the compensation of all officers of the Corporation.
ARTICLE V

Capital Stock
5.1    Form. The shares of capital stock of the Corporation may be evidenced by certificates in forms prescribed by the Board of Directors and executed in any manner permitted by law and stating thereon the information required by law. Alternatively, some or all of the shares of capital stock of the Corporation may be issued without certificates in which case, within a reasonable time after issuance or transfer, the Corporation shall send or cause to be sent to the shareholder a written statement that shall include the information required by law to be set forth on certificates for shares of capital stock. Transfer agents and/or registrars for one or more classes of shares of the Corporation may be appointed by the Board of Directors and may be required to countersign certificates representing shares of such class or classes. If any officer whose signature or facsimile thereof shall have been used on a share certificate shall for any reason cease to be an officer of the Corporation and such certificate shall not then have been delivered by the Corporation, it may thereafter be issued and delivered as though such person had not ceased to be an officer of the Corporation.
5.2    Lost, Destroyed and Mutilated Certificates. Holders of certificated shares of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may in its discretion cause one or more new certificates or uncertificated shares for the same number of shares in the aggregate to be issued to such shareholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.
5.3    Transfer of Shares. The Board of Directors may make rules and regulations concerning the issue, registration and transfer of shares and/or certificates representing the shares of the Corporation. The certificated shares of the Corporation shall be transferable or assignable only on the books of the Corporation by the holder in person or by attorney on surrender of the duly endorsed certificate for such shares accompanied by written assignment, and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. Uncertificated shares shall be transferable or assignable only on the books of the Corporation upon proper instruction from the holder of such shares. The Corporation will recognize, however, the exclusive right of the person registered on its books as the owner of shares to receive dividends or other distributions and to vote as such owner.
5.4    Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend or other distribution, the date on which notices of the meeting are mailed or the date on which the resolution of the Board of Directors declaring such dividend or other distribution is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.
5.5    Control Share Acquisition Statute. Article 14.1 of the Virginia Stock Corporation Act shall not apply to acquisitions of shares of capital stock of the Corporation.

ARTICLE VI

Miscellaneous Provisions
6.1    Seal. The seal of the Corporation shall consist of a circular design with the words "Owens & Minor, Inc." around the top margin thereof, "Richmond, Virginia" around the lower margin thereof and the word "Seal" in the center thereof.
6.2    Fiscal Year. The fiscal year of the Corporation shall end on such date and shall consist of such accounting periods as may be fixed by the Board of Directors.
6.3    Checks, Notes and Drafts. Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize. When the Board of Directors so authorizes, however, the signature of any such person may be a facsimile.
6.4    Amendment of Bylaws. Unless proscribed by the Articles of Incorporation, these Bylaws may be amended or altered at any meeting of the Board of Directors by affirmative vote of a majority of the number of Directors fixed by these Bylaws. The shareholders entitled to vote in respect of the election of Directors, however, shall have the power to rescind, amend, alter or repeal any Bylaws and, subject to the limitations set forth in the Virginia Stock Corporation Act, to enact Bylaws which, if expressly so provided, may not be amended, altered or repealed by the Board of Directors.
6.5    Voting of Shares Held. Unless otherwise provided by resolution of the Board of Directors or of the Executive Committee, if any, the Chief Executive Officer may cast the vote which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation, or to consent in writing to any action by any such other corporation, or in lieu thereof, from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast such votes or give such consents. The Chief Executive Officer shall instruct any person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of the Corporation, and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper.
ARTICLE VII

Emergency Bylaws
7.1    The Emergency Bylaws provided in this Article VII shall be operative during any emergency, notwithstanding any different provision in the preceding Articles of these Bylaws or in the Articles of Incorporation of the Corporation or in the Virginia Stock Corporation Act (other than those provisions relating to emergency bylaws). An emergency exists if a quorum of the Corporation's Board of Directors cannot readily be assembled because of some catastrophic event. To the extent not inconsistent with these Emergency Bylaws, the Bylaws provided in the preceding Articles shall remain in effect during such emergency and upon the termination of such emergency, the Emergency Bylaws shall cease to be operative unless and until another such emergency shall occur.
7.2    During any such emergency:

(a)    Any meeting of the Board of Directors may be called by any officer of the Corporation or by any Director. The notice thereof shall specify the time and place of the meeting. To the extent feasible, notice shall be given in accord with Section 2.4 above, but notice may be given only to such of the Directors as it may be feasible to reach at the time, by such means as may be feasible at the time, including publication or radio, and at a time less than twenty-four hours before the meeting if deemed necessary by the person giving notice. Notice shall be similarly given, to the extent feasible, to the other persons referred to in (b) below.
(b)    At any meeting of the Board of Directors, a quorum shall consist of a majority of the number of Directors fixed at the time by these Bylaws. If the Directors present at any particular meeting shall be fewer than the number required for such quorum, other persons present as referred to below, to the number necessary to make up such quorum, shall be deemed Directors for such particular meeting as determined by the following provisions and in the following order of priority:
(i)    Vice-Presidents not already serving as Directors, in the order of their seniority of first election to such offices, or if two or more shall have been first elected to such offices on the same day, in the order of their seniority in age;
(ii)    All other officers of the Corporation in the order of their seniority of first election to such offices, or if two or more shall have been first elected to such offices on the same day, in the order of their seniority in age; and
(iii)    Any other persons that are designated on a list that shall have been approved by the Board of Directors before the emergency, such persons to be taken in such order of priority and subject to such conditions as may be provided in the resolution approving the list.
(c)    The Board of Directors, during as well as before any such emergency, may provide, and from time to time modify, lines of succession in the event that during such an emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties.
(d)    The Board of Directors, during as well as before any such emergency, may, effective in the emergency, change the principal office, or designate several alternative offices, or authorize the officers so to do.
7.3    No officer, Director or employee shall be liable for action taken in good faith in accordance with these Emergency Bylaws.
7.4    These Emergency Bylaws shall be subject to repeal or change by further action of the Board of Directors or by action of the shareholders, except that no such repeal or change shall modify the provisions of the next preceding paragraph with regard to action or inaction prior to the time of such repeal or change. Any such amendment of these Emergency Bylaws may make any further or different provision that may be practical and necessary for the circumstances of the emergency.

Amended 6/1/2022